EXHIBIT 99.1

Interliant Updates on Liquidity

PURCHASE, NY, JULY 22, 2002—Interliant, Inc. (OTCBB: INIT), announced today that, based on its recently revised business plan and the assumptions on which it is based, it does not have sufficient cash to fund its operations beyond the end of the third calendar quarter of 2002.

The Company pointed to a number of reasons for the shortfall in cash resources from that which it forecasted in the Management’s Discussion and Analysis section of its Form 10-Q for Q1/2002, which it filed with the Securities and Exchange Commission (SEC) on May 15, 2002. One of the principal reasons is that the Company’s revenue projections have been adversely impacted by the continued weakening of market conditions since the Company filed its Form 10-Q for Q1/2002. Another principal reason was the delay in the sale of one of its business divisions. Based on current information, even assuming a sale occurs, the proceeds will be significantly lower than assumed and the Company is not likely to receive such proceeds by July 31, 2002. A third principal reason was a delay in the receipt of contingent consideration from a 2001 asset sale, a substantial portion of which the Company expected to receive by June 30, 2002. While the Company believes it will receive all of the contingent consideration it is due from this sale, there is no assurance that it will equal the previously anticipated amount.

The Company is currently considering all available options and has engaged Traxi, LLC as its financial advisor to assist in exploring strategic alternatives, including further financial and operating restructuring, filing for protection under the bankruptcy code or completing some other corporate transaction.

For information about Interliant, visit www.interliant.com

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Interliant is a trademark of Interliant, Inc., in the United States, other countries, or both.

This press release contains forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “forecast” and similar words and expressions. Such forward-looking statements involve risks and uncertainties that may cause actual results, performance, achievements and the timing of certain events to differ significantly from the results discussed or implied in the forward-looking statements. Therefore, no forward-looking statement can be guaranteed. Important factors to consider in evaluating such forward-looking statements include uncertainty that demand for our services will increase and other competitive market factors, changes in Interliant’s business strategy or an inability to execute Interliant’s strategy due to unanticipated changes in its business, its industry or the economy in general, unforeseen difficulties in integrating acquisitions and other factors set forth more fully in Interliant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors affecting Interliant’s forward-looking statements and investors therefore should not consider any list of factors affecting Interliant’s forward-looking statements to be an exhaustive statement of risks, uncertainties or potentially inaccurate assumptions. Interliant does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that Interliant’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.